Exhibit 10.2

Grant No.:

URANIUM RESOURCES, INC.

2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Uranium Resources, Inc., a Delaware corporation (the “Company”), hereby grants shares of its common stock, par value $0.001 (the “Common Stock”), to the individual named below as the Participant, subject to the vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2013 Omnibus Incentive Plan (as amended, the “Plan”).

Grant Date:

Name of Participant:

Participant’s Employee Identification Number:             -        -

Number of Shares of Common Stock Covered by Grant:

Purchase Price per Share of Common Stock:  $

Vesting Schedule:  [to be completed]

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

URANIUM RESOURCES, INC.

2013 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability

This grant is an award of Common Stock in the number of shares set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Stock”). The purchase price is deemed paid by your prior services to the Company. To the extent not yet vested, your Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or by operation of law, except by will or the laws of descent and distribution.

Vesting

The Company will issue your Restricted Stock in your name as of the Grant Date.

Your right to the Common Stock under this Restricted Stock Agreement vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service (each vesting date, a “Vesting Date”).

Forfeiture of Unvested Common Stock

In the event that your Service terminates for any reason, you will forfeit to the Company all of the shares of Common Stock subject to this grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Issuance

The issuance of the Common Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates, with any unvested Restricted Stock bearing a legend with the appropriate restrictions imposed by this Agreement. As your interest in the Common Stock vests as described above, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified. To the extent certificates are issued with regard to unvested Common Stock, such certificates will be held in escrow with the Secretary of the Company while the Common Stock remains unvested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Common Stock acquired under this grant. In the event that the Company determines that any tax or withholding payment is required relating to the payment of dividends or the vesting of shares arising from this grant under applicable laws, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Subsidiary (including by repurchasing vested shares of Common Stock under this Agreement). Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Common Stock otherwise issuable to you or by delivering to the Company shares of Common Stock. The shares of Common Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Section 83(b) Election

Under Section 83 of the Code, the difference between the purchase price paid for the shares of Common Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Common Stock described above. You may elect to be taxed at the time the shares are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the fair market value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the fair market value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event the fair market value of the shares as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE

DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

Retention Rights

This Agreement does not give you the right to be retained or employed by the Company (or any of its Subsidiaries) in any capacity. The Company (and any Subsidiary) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You have the right to vote the Restricted Stock and to receive any dividends declared or paid on such stock. You have the right to a cash payment of any dividends within 45 days of the Vesting Date of the stock on which dividends are declared or paid if such dividends are not reinvested in shares of Common Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Company may in its sole discretion require any dividends paid on the Restricted Stock to be reinvested in shares of Common Stock, which the Company may in its sole discretion deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock, and with respect to those shares of Restricted Stock vesting during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking actions in competition with the Company, the right to cause a forfeiture of those vested shares of Common Stock.

Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Subsidiaries is engaged during your employment or other relationship with the Company or its Subsidiaries or at the time of your termination of Service.

If it is ever determined by the Board of Directors that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the Restricted Stock shall be immediately forfeited; provided, however, that if the Restricted Stock has vested within two years prior to the Board of Directors determination, you shall be required to pay to the Company an amount equal to the aggregate value of the shares acquired upon such vesting at the date of the Board of Directors’ determination.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this grant shall be adjusted pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Legends

All certificates representing the Common Stock issued in connection with this grant shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law

This Agreement will be interpreted and enforced under the laws of the state of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted

Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

Other Agreements	You agree, as a condition of this grant, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Code Section 409A

It is intended that this award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that the Participant would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

U.S. PARTICIPANT ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned U.S. Participant hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                                      The name, address and social security number of the undersigned:

Name:

Address:

Social Security No.:

2.                                      Description of property with respect to which the election is being made:

shares of common stock, par value $.001, of Uranium Resources, Inc., a Delaware corporation, (the “Company”).

3.                                      The date on which the property was transferred is                  , 201    .

4.                                      The taxable year to which this election relates is calendar year 201    .

5.                                      Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company.  The shares of stock are subject to forfeiture under the terms of the Agreement.

6.                                      The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $                     per share, for a total of $                    .

7.                                      The amount paid by taxpayer for the property was $                    .

8.                                      A copy of this statement has been furnished to the Company.

Dated: , 201

Taxpayer’s Signature

Taxpayer’s Name

PROCEDURES FOR U.S. PARTICIPANT MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:(1)

1.                         You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2.                         At the same time you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

3.                         You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the stock is transferred to you.

(1)           Whether or not to make the election is your decision and may create tax consequences for you.  You are advised to consult your tax advisor if you are unsure whether or not to make the election.